Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2015, relating to the consolidated financial statements of U.S. Auto Parts Network Inc. and subsidiaries appearing in the Annual Report on Form 10-K of U.S. Auto Parts Network Inc. for the year ended January 3, 2015.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA

May 12, 2015